Exhibit 77K auditors letters:


Security and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                           Re:  Van Kampen Real Estate Securities Fund


Commissioners:

We have read the statements made by the Van Kampen Fund listed above, which we understand will be filed with the Commission, pursuant to Item 77K and 102J of Form N-SAR, as part of the Company's Form N-SAR report dated June 30, 2000. We agree with the statements concerning our firm in such Form N-SAR report.

Very truly yours,


PricewaterhouseCoopers LLP

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Exhibit 77K for PricewaterhouseCooper LLP


PricewaterhouseCoopers LLP served as the independent public accountants for the Fund's last fiscal year. The client-auditor relationship between PricewaterhouseCoopers LLP and the Fund ceased as of May 18, 2000. The cessation of the client-auditor relationship between the Fund and PricewaterhouseCoopers LLP was based solely on a possible future business relationship by PricewaterhouseCoopers LLP with an affiliate of the Fund's investment adviser. PricewaterhouseCoopers LLP's reports on the financial statements for the Fund during the Fund's last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and any subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCooper LLP to make reference to the subject matter of the disagreement in connection with its report.